EXHIBIT 10.1

[MISONIX Letterhead]

April 8, 2013

Robert S. Ludecker

4 Wild Briar Court

Mount Sinai, NY 11766

Re: Offer Letter

Dear Scott:

I am very pleased to offer you the position of Global Vice President of Sales and Marketing for Misonix, Inc.

Upon joining Misonix, Inc., you will receive a base salary of $200,000 annually, paid in twenty four semimonthly payments of $8333.33. You will also be eligible to receive a $50,000 bonus, based on the accomplishments of goals that we establish within 60 days of your start date. A $600.00 monthly vehicle allowance will be authorized to you. You will receive your assignments and report directly to me: (Michael A McManus, Jr.), President and Chief Executive Officer of Misonix.

Upon your first day of service you will be eligible for medical and dental insurance. After 60 days of service, you will receive short term disability, long term disability at no out of pocket cost to you. At this time you will also receive one times your annual salary in life insurance and an additional $250,000 in life insurance as an officer of Misonix, Inc.

After six months of service, you will be eligible to participate in the Misonix, Inc. retirement plan (401k) Misonix, Inc. matches 10% of all money that you contribute to the plan.

As an officer of Misonix, Inc., you will receive 120 hours of vacation time and 40 hours of personal time off.

We request that you fully disclose to Misonix, Inc., any and all agreements relating to your prior employment that may affect your eligibility to be employed by Misonix, Inc. or limit you from performing the duties of a Global Vice President of Sales and Marketing. Moreover, you agree that during the term of your employment with Misonix, Inc. you will not participate or engage in any other employment in which Misonix, Inc. is currently involved or becomes involved with.

As a condition of employment, you sign and comply with a Mutual Employment Agreement. A copy of this Agreement is enclosed for your review.

Sincerely,

/s/ Michael A. McManus

Michael A. McManus

President and CEO